UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX	77079
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On June 10, 2021, SEACOR Marine Holdings Inc. (“SEACOR Marine”), Falcon Global USA LLC (“FGUSA”), an indirect subsidiary of SEACOR Marine, and certain subsidiaries of FGUSA, entered into a Second Amendment and Conditional Payoff Agreement (the “Conditional Payoff Agreement”) in respect of that certain (i) term and revolving loan facility, dated as of February 8, 2018, administered by JPMorgan Chase Bank, N.A. (as amended, the “Credit Facility”) and (ii) obligation guaranty issued by SEACOR Marine, dated February 8, 2018, pursuant to which SEACOR Marine provides a guarantee of certain limited obligations of FGUSA under the Credit Facility (as amended, the “Obligation Guaranty”). As of June 10, 2021, there was $117.3 million of principal outstanding under the Credit Facility.

Under the terms of the Conditional Payoff Agreement, the $117.3 million of principal currently outstanding will be deemed satisfied in full upon the payment to the lenders of a total of $50 million comprised of (i) $25.0 million to be paid at the signing of the Conditional Payoff Agreement, and (ii) $25.0 million to be paid on or before December 15, 2021. Hull and machinery insurance proceeds received by the lenders in respect of the SEACOR Power incident will be set off against and satisfy the requirement to make the second $25.0 million payment. The Conditional Payoff Agreement also forgives the interest on the second $25.0 million payment if such amount is paid prior to June 30, 2021, suspends the requirement to comply with certain financial covenants, and releases SEACOR Marine from its obligations pursuant to the Obligation Guaranty. Upon final payment, the Credit Facility will terminate and the mortgages and security arrangements will be released with respect to the nine liftboats securing the obligations under the Credit Facility. SEACOR Marine has provided a limited guaranty with respect to the obligations of FGUSA under the Conditional Payoff Agreement (the “Payoff Amount Guarantee”).

The foregoing description of the Conditional Payoff Agreement and the Payoff Amount Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Conditional Payoff Agreement and the Payoff Amount Guarantee, a copy of each of which is filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and the terms of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Credit Facility, Conditional Payoff Agreement and Payoff Amount Guarantee is incorporated into this Item 2.03 by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders

At the 2021 Annual Meeting of Stockholders of SEACOR Marine Holdings Inc. (the “Company”), held on June 8, 2021, the Company’s stockholders voted on proposals to: (i) elect directors to the board of directors of the Company (the “Board”), and (ii) ratify the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

All nominees for election to the Board were elected for a term that will continue until the next annual meeting of stockholders or until the director’s successor has been duly elected and qualified (or the director’s earlier resignation, death or removal). The Company’s stockholders also ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The number of votes cast for, withheld or against and the number of abstentions and broker non-votes with respect to each proposal, as applicable, is set forth below. The Company’s independent inspector of election reported the final vote of the stockholders as follows:

Proposal No. 1 – Election of Directors

Director Name	Votes For	Votes Withheld	Broker Non-Votes
John Gellert	15,022,429	231,664	4,003,428
Andrew R. Morse	15,021,046	233,047	4,003,428
R. Christopher Regan	15,018,565	235,528	4,003,428
Julie Persily	14,706,603	547,491	4,003,428
Alfredo Miguel Bejos	14,644,009	610,084	4,003,428

Proposal No. 2 – Ratification of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021

Votes For	Votes Against	Abstain	Broker Non-Votes
19,012,465	243,501	1,556	—

Item 7.01	Regulation FD Disclosure

On June 11, 2021, SEACOR Marine issued a press release announcing the execution of the Conditional Payoff Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Second Amendment and Conditional Payoff Agreement, dated June 10, 2021, by and among Falcon Global USA LLC, the other loan parties, SEACOR Marine Holdings Inc., JPMorgan Chase Bank, N.A., as administrative agent for the lenders, and the lenders party thereto.

10.2	Conditional Payoff Guaranty, dated June 10, 2021, by and between SEACOR Marine Holdings Inc., as guarantor, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

99.1	Press Release of SEACOR Marine Holdings Inc. dated June 11, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

June 11, 2021	By:	/s/ John Gellert
	Name:	John Gellert
	Title:	President and Chief Executive Officer

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